Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-278344, 333-270520, 333-265243, and 333-260021) pertaining to the Hippo Holdings Inc. 2021 Incentive Award Plan, Hippo Holdings Inc. 2021 Employee Stock Purchase Plan, and Hippo Enterprises Inc. 2019 Stock Option and Grant Plan of our report dated March 2, 2023 (except for Note 22, as to which the date is March 6, 2025), with respect to the consolidated financial statements of Hippo Holdings Inc. for the year ended December 31, 2022 included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

Report on Schedules

To the Shareholders and the Board of Directors of Hippo Holdings Inc.

We have audited the consolidated financial statements of Hippo Holdings Inc. (the Company) for the year ended December 31, 2022, and have issued our report thereon dated March 2, 2023 (except for Note 22, as to which the date is March 6, 2025), incorporated by reference in this Annual Report (Form 10-K) of Hippo Holdings Inc. from the 2024 Annual Report to Shareholders of Hippo Holdings Inc. Our audit of the consolidated financial statements for the year ended December 31, 2022 included the financial statement schedules listed in Item 15 of this Annual Report (Form 10-K) (the “schedules”). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s schedules based on our audit.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the consolidated financial statements.

/s/ Ernst & Young, LLP

San Francisco, California

March 6, 2025